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          SECOND AMENDMENT TO POWER PURCHASE AGREEMENT

AMENDMENT dated as of this 23rd day of June, 1994, by and between Commonwealth Electric Company, a Massachusetts corporation with a principal place of business at One Main Street, Cambridge, Massachusetts ("the Company") and Dartmouth Power Associates Limited Partnership, a Massachusetts Limited Partnership with a place of business at One Energy Road, Dartmouth, Massachu-setts ("Seller"), to the Power Purchase Agreement by and between the Company and Seller, dated as of September 5, 1989 and amended by an Amendment to Power Purchase Agreement by and between the Company and Seller, dated as of August 3, 1990 (as amended, "the Agreement").

WHEREAS the Company, pursuant to the Agreement, purchases all electricity produced by the Seller's 67,600 KW generating facility located at One Energy Road, in Dartmouth, Massachusetts ("the Unit"); and

WHEREAS the Total Purchase Price for electricity purchased by the Company pursuant to the Agreement includes a component known as the Monthly Energy Charge, which is defined (in section 4 of Appendix B of the Agreement) as including a component known as the Variable Fuel Supply Rate; and

WHEREAS, the Variable Fuel Supply Rate is calculated, in part, by reference to the following indices for natural gas pipeline service: The "Tennessee CD-6" index (for service pursuant to the CD-6 rate under a FERC approved tariff by Tennessee Gas Pipeline Company, "Tennessee") and (2) the "Algonquin F-l" Index (for service pursuant to the F-1 rate under a FERC approved tariff by Algon-quin Gas Transmission Company, "Algonquin"); and

WHEREAS, both the Algonquin F-1 rate and the Tennessee CD-6 rate have ceased to be available as a consequence of the restructuring of services of each of those respective pipelines pursuant to Federal Energy Regulatory Commission ("FERC") Order No. 636; and

WHEREAS, the Variable Fuel Supply Rate is calculated, in, part, by reference to an index calculated by the Alberta Petroleum Marketing Commission for the Minister of Energy for the Province of Alberta, Canada known as the Alberta Market Price (AMP); and

WHEREAS, the AMP, effective December 31, 1993 is no longer published; and

WHEREAS, the Company and Seller have agreed upon the terms of an index to replace the F-1, CD-6 and AMP indices for purposes of calculating the Variable Fuel Supply Rate, and desire to execute this Amendment for purposes of memorializing their agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and Seller agree as follows:

1. That for the purposes of determining the Variable Fuel Supply Rate as referenced in section 4.1 of Appendix B of the Agreement, the last para-graph (including the table) of said section shall be deleted in its entirety and the following shall be substituted in place thereof:

    The Initial Variable Fuel Supply Rate shall be adjusted monthly to reflect the proportional change in the T2 index (as hereinafter defined) and the Alberta Reference Price, using the year 1988 as a base, and shall be calculated pursuant to the provisions of subsection 4.14.
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    4.14  For each Billing Period during the term of this Agreement, the
    Variable Fuel Supply Rate shall equal the product of (i) the Initial Variable Fuel Supply Rate and (ii) an Index Factor, the numerator of which shall be "N1" (as hereinafter defined) and the denominator of which shall be "D1" (as hereinafter defined);

    Where:

    "N1" shall equal the sum of (i) "T2" (as hereinafter defined) and (ii) the available Alberta Reference Price for the billing month.

    "D1" shall equal two (2) multiplied by "AFC-l".

    "T2" shall be calculated as the arithmetic average of the following four indices for the Billing Period:

          (a) the Offshore and Louisiana (Zone 1) index for Tennessee Gas Pipeline Company;

          (b) the Louisiana and Texas (Zone 0) index for Tennessee Gas Pipeline Company;

          (c) the arithmetic average of the East Texas and South Texas indices for Texas Eastern Transmission Corporation;

          (d) the arithmetic average of the East Louisiana and West Louisiana indices for the Texas Eastern Transmission Corpo-ration.

    all as reported in the table entitled "Prices of Spot Gas Delivered to Pipelines" in the first of the month edition of Inside F.E.R.C.'s Gas Market Report, provided that if any of the above described indices, or their successors, are not reported in any month, T2 shall be equal to the arithmetic average of the indices that are reported, provided that at least three of the above indices are so reported. If at least three of the above indices are not reported in any month, then the Henry Hub Cash Price, as reported in the first of the month edition of Inside F.E.R.C.'s Gas Market Report will serve as a Proxy for T2. However, the Henry Hub Cash Price shall not be used as a Proxy for T2 for two consecutive months unless agreed to by both parties.

    "AFC-1" shall equal $1.486 per MMBTU. This value is the sum of (i) the average "T2" value for calendar year 1988 and (ii) the average Alberta Market Price for calendar year 1988, divided by two (2).

    The "Alberta Reference Price" is the gas reference price prescribed by the Minister of Energy for the Province of Alberta, Canada for the calendar month of the Billing Period (for example, the gas reference price published by the Minister for June, 1994 would be the Alberta Reference Price used to calculate the Variable Fuel Supply Rate for June, 1994 but actually reflect data for the month of April, 1994). The data is published by the Alberta Petroleum Marketing Commission.

2.  The following shall be inserted as section 4.3 of Appendix B of the
    Agreement:

    4.3   Redetermination of the Variable Fuel Supply Rate:
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          Either the Seller or the Company shall have the right to require a redetermination of the provisions of subsection 4.14 of this Appendix relating to the composition of the Index Factor, effec-tive upon November 1 of each of the following years: 1997, 2002, 2007 and 2012 (the "Redetermination Dates"). A party electing to require such a redetermination shall provide written notice (the "Redetermination Notice") to the other party no less than six (6) months and no more than one (1) year before the Redetermination Date on which such redetermination is to take effect.

          If a Redetermination Notice is not served by either party upon the other party during the specified time period, the Variable Fuel Supply Rate in effect immediately prior to the relevant Redeterm-ination Date shall continue to be calculated in the manner in effect prior to such Redetermination Date. If a Redetermination Notice is served within the time required, then the provisions of subsections 4.3.1 through 4.3.4 below shall apply.

          4.3.1 Following receipt of a Redetermination Notice, the parties will negotiate in good faith to determine mutually satis-factory modifications to the Variable Fuel Supply Rate.

          4.3.2 If the parties are unable to agree upon renegotiated Variable Fuel Supply Rate provisions on or before the date which is three (3) months prior to the Redetermination Date, either party may elect by written notice (the "Arbitration Notice") to the other party, to refer the redetermination of the Variable Fuel Supply Rate provisions to binding arbitration pursuant to Article 12 of the Agreement. If an Arbitration Notice is not issued by either party before the date which is three (3) months prior to the Redetermination Date, and the parties have not agreed upon renegotiated Variable Fuel Supply Rate provisions on or before the Redetermination Date, the Variable Fuel Supply Rate provisions shall continue to be calculated in the manner in effect immediate-ly prior to such Redetermination Date.

          4.3.3 During the renegotiation of the Variable Fuel Supply Rate provisions and during any arbitration relating thereto, the parties and the arbitrators shall work to modify the Index Factor, N1/D1, as defined in subsection 4.14 such that the renegotiated Variable Fuel Supply Rate provisions will yield:

          (a) a price of natural gas that reflects the value of other long-term baseload gas supplies delivered at the city gate to local electric utility companies in Massachusetts and Rhode Island, where such prices have been adjusted by sub-tracting all applicable costs (at 100% load factor) of firm pipeline transportation from the wellhead to the respective city gates, including commodity charges, demand charges and fuel gas costs.

          (b) a Variable Fuel Supply Rate that the parties anticipate will enable the Unit to operate at an average capacity factor of at least sixty percent (60%) over the following five year period.
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          (c)  in the event that the objectives in (a) and (b) above are in conflict, objective (b) relating to operation at a capacity factor of at least sixty percent (60%) shall be considered the controlling factor.

          4.3.4     Whenever there is a redetermination of the Variable
          Fuel Supply Rate in progress, transactions under this Agreement shall continue in the same fashion as they were conducted before such redetermination was initiated without prejudice to the rights of either party under this section 4.3, pending a redetermination resulting from renegotiation or arbitration. The Variable Fuel Supply Rate in effect prior to such redetermination shall be applied to all electricity delivered pursuant to this Agreement during the time period after the Redetermination Date until the day upon which a renegotiated or arbitrated decision is reached and issued (in this section, the "Subject Period"), whereupon the Variable Fuel Supply Rate Provisions as determined by the re-negotiation or arbitration shall, unless otherwise agreed by the parties, be applied to the Subject Period with interest (at the annual rate of two percentage points over the current interest rate on prime commercial loans then in effect at the First Nation-al Bank of Boston) and with appropriate adjustments (i.e., payment by the Company to the extent the Redetermined Variable Fuel Supply Rate is greater; payment by the Seller to the extent the Redeter-mined Rate is less) being made between the parties to reflect the change in the Variable Fuel Supply Rate Provisions.

3. The Company shall submit this Amendment to the MDPU, and the Seller shall submit this Amendment to the FERC, for the approval of each of the MDPU and the FERC. This Amendment shall become effective upon the receipt of such approvals in form and substance acceptable to the Company and the Seller.

4. All other terms and conditions of said Agreement shall remain in full force and effect.



IN WITNESS WHEREOF, the Company and the Seller have caused this Amendment to be duly executed as of the day and year first above written.

                                   DARTMOUTH POWER ASSOCIATES
                                   LIMITED PARTNERSHIP BY
                                   EMI/DARTMOUTH, INC.,
                                   ITS GENERAL PARTNER

                                   By:  JAMES S. GORDON

                                   Title: President


                                   COMMONWEALTH ELECTRIC COMPANY

                                   By:  JAMES J. KEANE

                                   Title: Vice President -
                                          Power Supply & Transmission